Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue
Seattle, Washington 98104

CONTACTS:
Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE

_____________________________________________________________________________________________

EXPEDITORS TARGETED IN CYBERATTACK

SEATTLE, WASHINGTON – February 20, 2022, Expeditors International of Washington, Inc. (NASDAQ:EXPD) announced that on February 20, 2022, we determined that our company was the subject of a targeted cyber-attack. Upon discovering the incident, we shut down most of our operating systems globally to manage the safety of our overall global systems environment. The situation is evolving, and we are working with global cybersecurity experts to manage the situation. While our systems are shut down we will have limited ability to conduct operations, including but not limited to arranging for shipments of freight or managing customs and distribution activities for our customers’ shipments.

The security of our systems, minimizing the impacts on our customers, and providing our customers with timely and accurate information are our highest priorities. We are conducting a thorough investigation to ensure that our systems are restored both promptly and securely, and on a parallel track, evaluating ways with our carriers and service providers to mitigate the impact of this event on our customers. Since it is extremely early in the process, we cannot provide any specific projections on when we might be operational, but we will provide regular updates when we are able to do so confidently.

We are incurring expenses relating to the cyber-attack to investigate and remediate this matter and expect to continue to incur expenses of this nature in the future. Depending on the length of the shutdown of our operations, the impact of this cyber-attack could have a material adverse impact on our business, revenues, results of operations and reputation.

Further communications will be shared as we manage through this significant event.

Forward Looking Statements

Certain statements contained in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current beliefs, understanding and expectations and may relate to, among other things, statements regarding our current beliefs and understanding regarding the cyber-attack and its impact on our operations. Forward-looking statements are based on currently available information and our current beliefs, expectations and understanding, which may change as our investigation and remediation efforts progress. These statements are subject to future events, risks and uncertainties. These risks and uncertainties include but are not limited to our ongoing investigation of the cyber-attack and the length of time that our global operations are not fully functional.  Forward-looking statements speak only as of the date they are made, and while we intend to provide additional information regarding the cyber-attack, we do not undertake to update these statements other than as required by law and specifically disclaims any duty to do so.